Exhibit 99.1

Brigham Exploration Company Prices $300 Million of Senior Notes

AUSTIN, TX, May 16, 2011

Brigham Exploration Company (NASDAQ: BEXP) announced today that it has priced an offering of $300 million aggregate principal amount of its 6 7/8% senior notes due 2019 (“Senior Notes”) at an offer price of 100%. The size of the offering was increased from the previously announced $250 million to $300 million.

Brigham intends to use the net proceeds from the Senior Notes offering to fund portions of its 2011 and 2012 capital budgets and for general corporate purposes. Brigham expects the closing of the Senior Notes offering to occur on May 19, 2011.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Forward-Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston Basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:

Rob Roosa
Director of Finance and Investor Relations
(512) 427-3300